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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY
CENTRAL PACIFIC FINANCIAL CORP.
OF UP TO $68,800,000 IN VALUE OF SHARES OF ITS COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
AT A PURCHASE PRICE NOT GREATER THAN $21.00 PER SHARE NOR LESS THAN $18.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 21, 2014, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

           Central Pacific Financial Corp. ("Central Pacific," the "Company," "we," "us," or "our") is offering to purchase for cash up to $68,800,000 in value of shares of our common stock, no par value per share (the "Shares"), together with the associated rights (the "Rights") to purchase the Junior Participating Preferred Stock, Series C (the "Series C Preferred Stock") issued pursuant to the Tax Benefits Preservation Plan, dated as of November 23, 2010 (as amended, the "Tax Benefits Preservation Plan"), between the Company and Wells Fargo Bank, National Association, as rights agent, at a price not greater than $21.00 nor less than $18.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). Unless the context requires otherwise, all references to Shares include the Rights issued pursuant to the Tax Benefits Preservation Plan. All Shares tendered and purchased will include such Rights. No additional consideration will be paid for the associated Rights.

           Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine a single price per Share (the "Purchase Price"), which will be not greater than $21.00 nor less than $18.50 per Share, that we will pay, subject to "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering shareholders. The Purchase Price will be the lowest price per Share (in increments of $0.10) of not greater than $21.00 nor less than $18.50 per share, at which Shares have been properly tendered in the Offer and not properly withdrawn, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $68,800,000. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate value in excess of $68,800,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date.

           As of February 14, 2014, there were 42,108,496 Shares issued and outstanding. The maximum of 3,718,918 Shares that we are offering to purchase pursuant to the Offer represents approximately 8.8% of the total number of Shares issued and outstanding as of February 14, 2014. Assuming the Offer is fully subscribed, the minimum of 3,276,190 Shares that we are offering to purchase pursuant to the Offer represents approximately 7.8% of the total number of Shares issued and outstanding as of February 14, 2014.

           The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions.

           The Shares are listed on the New York Stock Exchange ("NYSE") and trade under the symbol "CPF".

           On February 20, 2014, the Company entered into repurchase agreements (the "Repurchase Agreements") with each of Carlyle Financial Services Harbor, L.P. ("Carlyle") and ACMO-CPF, L.L.C. ("Anchorage" and together with Carlyle, the "Lead Investors"), each of whom is the owner of 9,463,095 Shares (representing 22.5% of the outstanding Shares or 44.9% in the aggregate), pursuant to which the Company agreed to purchase up to $28,100,000 of Shares from each of the Lead Investors (or an aggregate of $56,200,000 of Shares) at the Purchase Price (the "Share Repurchases"). The Share Repurchases are scheduled to close on the eleventh business day following the expiration of the Offer. To the extent that the Offer is not fully subscribed, the $28,100,000 of Shares to be repurchased under the Repurchase Agreements will be proportionately reduced. In addition, each Lead Investor may tender additional Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. The Share Repurchases contemplated by the Repurchase Agreements are conditioned upon, among other matters, the Company purchasing Shares in the Offer in accordance with this Offer to Purchase.

           If the Offer is fully subscribed, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of $125 million of Shares in the aggregate. If the Offer is fully subscribed at a Purchase Price of $21.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 5,952,380 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of February 14, 2014. If the Offer is fully subscribed at a Purchase Price of $18.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 6,756,755 Shares in the aggregate, which would represent approximately 16.0% of our issued and outstanding Shares as of February 14, 2014.

           If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at its respective address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase dated February 21, 2014

 IMPORTANT

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF US OR ANY OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

        Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. One of our directors, Colbert Matsumoto, has advised us that, although no final decision has been made, Island Insurance Foundation, an entity affiliated with him currently intends to tender Shares in the Offer. Each Lead Investor may tender Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. Our other directors and our executive officers have advised us that they do not intend to tender Shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

  Summary of Procedures for Tendering your Shares.

        If you want to tender all or part of your Shares, you must do one of the following before 5:00 P.M., New York City time, on March 21, 2014, or any later time and date to which the Offer may be extended:

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

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  if you hold Shares in your own name, complete and sign a Letter of Transmittal or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the Offer (the "Depositary");

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  if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

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  if you are a holder of vested options to purchase Shares under our equity compensation plans, or of options to purchase Shares under our equity compensation plans that will vest prior to the Expiration Date, you may exercise your vested options and tender any of the Shares issued upon such exercise. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

  •
  if you are a holder of Shares under our 401(k) Retirement Savings Plan, you must follow the instructions provided to you to tender your Shares. For administrative reasons, the deadline for receipt of instruction forms for holders of Shares in the 401(k) Plan is 5:00 p.m., New York City time, on March 17, 2014, which is earlier than the Expiration Date of the Offer. Participants in the plan should confirm their deadlines by carefully reading the materials provided to them.

        If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at a Price Determined Pursuant to the Offer." If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $18.50 per Share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $18.50 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on February 20, 2014, the last full trading day before we commenced the Offer, when the closing market price on the NYSE was $18.58.

        Shareholders properly tendering Shares at $18.50 per share (the minimum purchase price pursuant to the Offer) can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to the provisions relating to "odd lot" priority).

        WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

        Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer (the "Information Agent"), and Sandler O'Neill & Partners, L.P., the Dealer Manager for the Offer (the "Dealer Manager"), in each case at the telephone numbers and addresses on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

i

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. Unless the context otherwise requires, all references to Shares in the Offer include the associated Rights to purchase Series C Preferred Stock and a tender of Shares will include a tender of the Rights. This summary highlights material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

        The issuer of the Shares, Central Pacific Financial Corp., is offering to purchase your Shares. See Section 1.

How many Shares is Central Pacific offering to purchase?

        We are offering to purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $68,800,000. Because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

        As of February 14, 2014, there were 42,108,496 Shares issued and outstanding. The maximum of 3,718,918 Shares that we are offering to purchase pursuant to the Offer represents approximately 8.8% of the total number of Shares issued and outstanding as of February 14, 2014. Assuming the Offer is fully subscribed, the minimum of 3,276,190 Shares that we are offering to purchase pursuant to the Offer represents approximately 7.8% of the total number of Shares issued and outstanding as of February 14, 2014. See Section 1.

        On February 20, 2014, the Company entered into Repurchase Agreements with each of the Lead Investors, each of whom is the owner of 9,463,095 Shares (representing 22.5% of the outstanding Shares or 44.9% in the aggregate), pursuant to which the Company agreed to purchase up to $28,100,000 of Shares from each of the Lead Investors (or an aggregate of $56,200,000 of Shares) at the Purchase Price. The Share Repurchases are scheduled to close on the eleventh business day following the expiration of the Offer. To the extent that the Offer is not fully subscribed, the $28,100,000 of Shares to be repurchased under the Repurchase Agreements will be proportionately reduced. In addition, each Lead Investor may tender additional Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. The Share Repurchases contemplated by the Repurchase Agreements are conditioned upon, among other matters, the Company purchasing Shares in the Offer in accordance with this Offer to Purchase.

        If the Offer is fully subscribed, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of $125 million of Shares in the aggregate. If the Offer is fully subscribed at a Purchase Price of $21.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 5,952,380 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of February 14, 2014. If the Offer is fully subscribed at a Purchase Price of $18.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 6,756,755 Shares in the aggregate, which would represent approximately 16.0% of our issued and outstanding Shares as of February 14, 2014.

What are the associated Rights to Purchase Series C Preferred Stock?

        On November 23, 2010, our Board of Directors declared a dividend of Rights to purchase, upon the terms and subject to the conditions in the Tax Benefits Preservation Plan, 1/10,000th of a share of our Series C Preferred Stock for $6.00, subject to adjustment. The Tax Benefits Preservation Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging any person from becoming a beneficial owner of 4.99% or more of our Shares. Unless the context otherwise requires, all references to Shares in this Offer to Purchase include the Rights and a tender of Shares will include a tender of the Rights. No additional consideration will be paid for the associated Rights. See Section 11.

What will be the purchase price for the Shares and what will be the form of payment?

        We are conducting this Offer by means of a procedure commonly called a modified "Dutch auction." This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares. We are offering to purchase for cash up to $68,800,000 in value of our Shares, at a price not greater than $21.00 nor less than $18.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal. Promptly after the Expiration Date, which is 5:00 p.m., New York City time, on March 21, 2014, unless the Offer is extended or withdrawn (such time and date, as they may be extended, the "Expiration Date"), we will, on the terms and subject to the conditions described in the Offer, determine the single per share Purchase Price, which will be not greater than $21.00 nor less than $18.50 per share, that we will pay, subject to "odd lot" priority, proration and conditional tender provisions, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering shareholders.

        The Purchase Price will be the lowest price per Share (in increments of $0.10) of not greater than $21.00 nor less than $18.50 per share, at which Shares have been properly tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate value not exceeding $68,800,000.

        All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate value in excess of $68,800,000 are properly tendered and not properly withdrawn.

        If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at a Price Determined Pursuant to the Offer." If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $18.50 per Share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $18.50 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on February 20, 2014, the last full trading day before we commenced the Offer, when the closing market price on the NYSE was $18.58.

        We will publicly announce the Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the "odd lot" priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all shareholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Purchase Price. See Section 1.

How was the price range under the Offer determined?

        We determined the price range under the Offer based on consultations among our management, our advisors and our Board of Directors. Based on such consultations, we arrived at the price range of $18.50 to $21.00 per Share, which we believe is a range within which our shareholders might sell their shares to the Company. The actual value and trading price of the Shares on the NYSE may be lower or higher than the range at which we are offering to purchase Shares.

        Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their shares. See Section 8.

What is the purpose of the Offer?

        We believe that the repurchase of Shares pursuant to the Offer and the Share Repurchases is consistent with our long-term goal of maximizing shareholder value and our prior disclosures concerning potential uses for our excess capital.

        We believe that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.

        The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, "Odd Lot Holders," as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

        In determining to proceed with the Offer and the Share Repurchases, our management and Board of Directors evaluated the Company's operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer and the Share Repurchases are a prudent use of our financial resources. See Section 2.

How long do I have to tender my Shares?

        You may tender your Shares until the Expiration Date. The Offer will expire on March 21, 2014 at 5:00 P.M., New York City time, unless we extend the Offer. We may choose to extend the Offer, in our sole discretion, at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 15.

        If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. If you are a holder of Shares under our 401(k) Retirement Savings Plan, you must follow the instructions provided to you to tender your Shares. For administrative reasons, the deadline for receipt of instruction forms for holders of Shares in the 401(k) Plan is 5:00 p.m., New York City time, on March 17, 2014, which is earlier than the Expiration Date of the Offer. Participants in the plan should confirm their deadlines by carefully reading the materials provided to them. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

        Yes. We can extend or amend the Offer in our sole discretion, subject to applicable law. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

        If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

        Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date, including but not limited to:

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  No legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or the Share Repurchases or could reasonably be expected to materially and adversely affect our and our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer or the Share Repurchases;

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  No statute, rule or regulation shall have been instituted or adopted that affects the Offer or the Share Repurchases or could reasonably be expected to materially and adversely affect our and our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer or the Share Repurchases;

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  No general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

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  No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

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  No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after February 20, 2014, nor any material escalation, on or after February 20, 2014, of any war or armed hostilities which had commenced prior to February 20, 2014 that could reasonably be expected to materially and adversely affect our or our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

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  No decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor's 500 Composite Index measured from the close of trading on February 20, 2014 shall have occurred;

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  No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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  No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

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  No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the "SEC") before February 20, 2014), and no person or group which has made such a filing before February 20, 2014 shall acquire or publicly announce its proposal to acquire an additional 2% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares; and

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  No material adverse change in our and our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, results of operations or prospects shall have occurred.

        For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of Central Pacific?

        As of February 14, 2014, there were 42,108,496 Shares issued and outstanding. If the Offer is fully subscribed, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of $125 million of Shares in the aggregate. If the Offer is fully subscribed at a Purchase Price of $21.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 5,952,380 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of February 14, 2014. If the Offer is fully subscribed at a Purchase Price of $18.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 6,756,755 Shares in the aggregate, which would represent approximately 16.0% of our issued and outstanding Shares as of February 14, 2014.

        If any of our shareholders:

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  who hold Shares in their own name as holders of record, or

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  who are "beneficial holders" as participants in The Depository Trust Company's ("DTC") system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

        Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

How do I tender my Shares?

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  If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal, or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 5:00 P.M., New York City time, on March 21, 2014, or such later time and date to which we may extend the Offer;

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  If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in "street name"), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares;

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  If you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

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  If you are a holder of vested options to purchase Shares under our equity compensation plans, or of options to purchase Shares under our equity compensation plans that will vest prior to the Expiration Date, you may exercise your vested options and tender any of the Shares issued upon such exercise. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

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  If you are a holder of Shares under our 401(k) Retirement Savings Plan, you must follow the instructions provided to you to tender your Shares. For administrative reasons, the deadline for receipt of instruction forms for holders of Shares in the 401(k) Plan is 5:00 p.m., New York City time, on March 17, 2014, which is earlier than the Expiration Date of the Offer. Participants in the plan should confirm their deadlines by carefully reading the materials provided to them.

        If you want to tender your Shares, but:

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  the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;

  •
  you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

  •
  your other required documents cannot be delivered to the Depositary by the Expiration Date;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

        Some of our shareholders never exchanged their stock certificates (and related Shares held in Direct Registration System ("DRS") book-entry form, if any) following our 1-for-20 reverse stock split on February 2, 2011. Such shareholders may participate in the Offer. The Letter of Transmittal sent to such shareholders includes a description of how many unexchanged shares of Central Pacific Financial Corp. (CUSIP 154760102) such shareholders hold. In order to participate in this Offer, such shareholders must submit their physical certificate(s), or indicate shares which are held in DRS book-entry form, along with the Letter of Transmittal to the Depositary at the address listed in the Letter of Transmittal. Such shareholders are encouraged to submit the pre-stock split certificates as soon as possible if they wish to participate in the Offer. In addition, such shareholders should be aware that all share numbers and per-share offer prices in this Offer to Purchase and the Letter of Transmittal are based on the post-split number of Shares.

        On September 15, 2004, the Company completed its merger with CB Bancshares, Inc. ("CBBI") whereby the Company acquired all of CBBI's outstanding shares for cash and stock. Some CBBI shareholders never exchanged their certificates for shares in CBBI (and related shares held in book-entry form, if any) for Shares. Such shareholders may participate in the Offer. The Letter of Transmittal sent to such shareholders includes a description of how many unexchanged shares of CBBI (CUSIP 124785106) such shareholders hold. In order to participate in this Offer, such shareholders must submit their physical certificate(s), or indicate shares are held in DRS book-entry form, along with the Letter of Transmittal to the Depositary at the address listed in the Letter of Transmittal. Such shareholders are encouraged to submit CBBI certificates as soon as possible if they wish to participate in the Offer.

        You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

        Holders of vested but unexercised options may exercise such options in accordance with the terms of the applicable stock option plan and tender the Shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. Holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of options to purchase Shares under our equity compensation plans that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

        If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for prorated purchases described in Section 1. We strongly encourage holders of vested but unexercised options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock units or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested or will be prior to the Expiration Date.

May I tender only a portion of the Shares that I hold?

        Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

        You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

        You may withdraw your tendered Shares at any time before 5:00 P.M., New York City time, March 21, 2014, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on April 17, 2014. See Section 4.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $68,800,000?

        Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $68,800,000, we will purchase Shares in the following order of priority:

  •
  First, we will purchase all Odd Lots of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

  •
  Second, after purchasing all the Odd Lots that were properly tendered and not properly withdrawn, we will purchase Shares from all other shareholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate value of $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

  •
  Third, only if necessary to permit us to purchase Shares having an aggregate value of $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the final Purchase Price. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

        If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw them before the Expiration Date, and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has Central Pacific or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has authorized us to make the Offer. However, none of us or any of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

        One of our directors, Colbert Matsumoto, has advised us that, although no final decision has been made, Island Insurance Foundation, an entity affiliated with him currently intends to tender Shares in the Offer. None of our other directors or our executive officers has expressed an intention to participate in the Offer (though no final decision has been made). Each Lead Investor may tender Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. See Section 11.

Does Central Pacific intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

        Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

        After completing the Offer, we may consider from time to time various means of returning additional excess capital to shareholders, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. There can be no assurance that we will pursue, any such actions. See Sections 2 and 8.

What will happen if I do not tender my Shares?

        Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.

When and how will Central Pacific pay for the Shares I tender that are accepted for purchase?

        We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately four business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held by a broker and DTC will allocate funds appropriately to your broker for payment of tendered Shares. See Section 5.

What is the recent market price for the Shares?

        On February 20, 2014, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $18.58 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

        If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

        If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

        For additional information or assistance, you may contact D.F. King & Co., Inc., the Information Agent for the Offer, or Sandler O'Neill & Partners, L.P., the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

 CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words "believes," "plans," "intends," "expects," "anticipates," "forecasts," "hopes," "should," "estimates" or words of similar meaning.

        While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not be limited to:

  •
  the effect of, and our failure to comply with all of the requirements of any regulatory orders or regulatory agreements we may become subject to;

  •
  our ability to continue making progress on our recovery plan;

  •
  oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and weakness in the construction industry;

  •
  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, deterioration in asset quality and losses in our loan portfolio;

  •
  the impact of local, national, and international economies and events (including natural disasters such as wildfires, tsunamis, storms and earthquakes) on the Company's business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business;

  •
  the impact of international economic conditions, including issues associated with the European debt crisis;

  •
  deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in capital standards, other regulatory reform, including but not limited to regulations promulgated by the Consumer Financial Protection Bureau, government-sponsored enterprise reform, and any related rules and regulations on our business operations and competitiveness;

  •
  the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;

  •
  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve Board");

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  negative trends in our market capitalization and adverse changes in the price of the Company's common shares; political instability;

  •
  acts of war or terrorism;

  •
  changes in consumer spending, borrowings and savings habits;

  •
  technological changes;

  •
  changes in the competitive environment among financial holding companies and other financial service providers;

  •
  the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  our ability to attract and retain skilled employees;

  •
  changes in our organization, compensation and benefit plans;

  •
  and our success at managing the risks involved in the foregoing items.

        For further information on factors that could cause actual results to materially differ from projections, please see the Company's publicly available Securities and Exchange Commission filings, including the Company's Form 10-K for the last fiscal year and, in particular, the discussion of "Risk Factors" set forth therein. The Company does not update any of its forward-looking statements except as required by law.

 INTRODUCTION

To the Holders of our Shares:

        Central Pacific offers to purchase Shares having an aggregate value of up to $68,800,000, pursuant to tenders at a price specified by the tendering shareholders of not greater than $21.00 nor less than $18.50 per share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

        Only Shares properly tendered and not properly withdrawn will be purchased. However, because of the proration, "Odd Lot" priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more Shares than would result in an aggregate purchase price of $68,800,000 are properly tendered and not properly withdrawn. We will return any Shares that we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3.

        The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

        On February 20, 2014, the Company entered into Repurchase Agreements with each of the Lead Investors, each of whom is the owner of 9,463,095 Shares (representing 22.5% of the outstanding Shares or 44.9% in the aggregate), pursuant to which the Company agreed to purchase up to $28,100,000 of Shares from each of the Lead Investors (or an aggregate of $56,200,000 of Shares) at the Purchase Price. The Share Repurchases are scheduled to close on the eleventh business day following the expiration of the Offer. To the extent that the Offer is not fully subscribed, the $28,100,000 of Shares to be repurchased under the Repurchase Agreements will be proportionately reduced. In addition, each Lead Investor may tender additional Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. The Share Repurchases contemplated by the Repurchase Agreements are conditioned upon, among other matters, the Company purchasing Shares in the Offer in accordance with this Offer to Purchase.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF US OR ANY OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN AND INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

        Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. One of our directors, Colbert Matsumoto, has advised us that, although no final decision has been made, Island Insurance Foundation, an entity affiliated with him currently intends to tender Shares in the Offer. Our other directors and our executive officers have advised us that they do not intend to tender Shares in the Offer. Each Lead Investor may tender Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer and the Share Repurchases.

        If Shares representing a purchase price with an aggregate value of more than $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

  •
  First, we will purchase all Odd Lots of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

  •
  Second, after purchasing all the Odd Lots that were properly tendered and not properly withdrawn, we will purchase Shares from all other shareholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate value of $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

  •
  Third, only if necessary to permit us to purchase Shares having an aggregate value of $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender.

        The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. See Sections 3 and 13 regarding certain tax consequences of the Offer.

        Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 28% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations and Non-U.S. Holders (as defined in Section 13). Certain U.S. Holders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8ECI), signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary or from the IRS's website. See Section 3. Also see Section 13 regarding United States federal income tax consequences of the Offer.

        In addition, holders of vested but unexercised stock options may, subject to the terms and conditions of the applicable stock option plan and the applicable award, exercise such options and tender some or all of the Shares issued upon such exercise in accordance with the Company's policies and procedures for the applicable stock option plan. Holders of unvested stock units or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested or will be prior to the Expiration Date. See Sections 3 and 11 for more information on the stock option plans generally.

        We will pay all fees and expenses incurred in connection with the Offer by D.F. King & Co., Inc., the Information Agent for the Offer, Wells Fargo Shareowner Services, the Depositary for the Offer, and Sandler O'Neill & Partners, L.P., the Dealer Manager for the Offer. See Section 16.

        As of February 14, 2014, there were 42,108,496 Shares issued and outstanding. If the Offer is fully subscribed, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of $125 million of Shares in the aggregate. If the Offer is fully subscribed at a Purchase Price of $21.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 5,952,380 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of February 14, 2014. If the Offer is fully subscribed at a Purchase Price of $18.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 6,756,755 Shares in the aggregate, which would represent approximately 16.0% of our issued and outstanding Shares as of February 14, 2014.

        If any of our shareholders who hold Shares in their own name as holders of record or who are "registered holders" as participants in DTC's system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

        The Shares are listed on the NYSE and trade under the symbol "CPF." On February 20, 2014, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $18.58 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

        This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

 THE OFFER

1.     Value of Shares; Priority of Purchase.

        Upon the terms and subject to the conditions of the Offer, we will purchase Shares properly tendered and not properly withdrawn (in accordance with Section 4) before the Expiration Date, having an aggregate value of up to $68,800,000, pursuant to tenders at a price specified by the tendering shareholders of not greater than $21.00 nor less than $18.50 per share net to the seller in cash, less any applicable withholding taxes and without interest. If Shares with an aggregate value of less than $68,800,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

        The term "Expiration Date" means 5:00 P.M., New York City time, on March 21, 2014. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

        As of February 14, 2014, there were 42,108,496 Shares issued and outstanding. The maximum of 3,718,918 Shares that we are offering to purchase pursuant to the Offer represents approximately 8.8% of the total number of Shares issued and outstanding as of February 14, 2014. Assuming the Offer is fully subscribed, the minimum of 3,276,190 Shares that we are offering to purchase pursuant to the Offer represents approximately 7.8% of the total number of Shares issued and outstanding as of February 14, 2014.

        On February 20, 2014, the Company entered into Repurchase Agreements with each of the Lead Investors, each of whom is the owner of 9,463,095 Shares (representing 22.5% of the outstanding Shares or 44.9% in the aggregate), pursuant to which the Company agreed to purchase up to $28,100,000 of Shares from each of the Lead Investors (or an aggregate of $56,200,000 of Shares) at the Purchase Price. The Share Repurchases are scheduled to close on the eleventh business day following the expiration of the Offer. To the extent that the Offer is not fully subscribed, the $28,100,000 of Shares to be repurchased under the Repurchase Agreements will be proportionately reduced. In addition, each Lead Investor may tender additional Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. The Share Repurchases contemplated by the Repurchase Agreements are conditioned upon, among other matters, the Company purchasing Shares in the Offer in accordance with this Offer to Purchase.

        If the Offer is fully subscribed, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of $125 million of Shares in the aggregate. If the Offer is fully subscribed at a Purchase Price of $21.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 5,952,380 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of February 14, 2014. If the Offer is fully subscribed at a Purchase Price of $18.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 6,756,755 Shares in the aggregate, which would represent approximately 16.0% of our issued and outstanding Shares as of February 14, 2014.

        In the event that only 1,638,095 Shares are tendered into the Offer and therefore the Offer is not fully subscribed, assuming at least one Share is tendered at a Purchase Price of $21.00 and the Company accepts for payment Shares pursuant to the Offer, the Purchase Price will be $21.00 and the $28,100,000 of Shares to be repurchased from each of the Lead Investors pursuant to the Repurchase Agreements will be reduced by 50%, which is equal to the ratio of the number of Shares tendered pursuant to the Offer (1,638,095) divided by the maximum number of Shares that could be repurchased in the Offer at the purchase price of $21.00 per Share (3,276,190). Accordingly, in such case, 669,047

Shares would be repurchased from each of the Lead Investors (or 1,338,094 Shares in the aggregate) pursuant to the Repurchase Agreements.

        If the Offer is over-subscribed as described below, Shares properly tendered and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Date.

        If we (i) increase the maximum value of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (ii) decrease the value of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

        Only Shares properly tendered and not properly withdrawn will be purchased. However, because of the "Odd Lot" priority, proration and conditional tender provisions of the Offer, all of the Shares tendered may not be purchased if Shares with an aggregate value of more than $68,800,000 are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

        THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM VALUE OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        Priority of Purchases.    If more than an aggregate value of $68,800,000 of Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

  •
  First, we will purchase all Odd Lots of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

  •
  Second, after purchasing all the Odd Lots that were properly tendered and not properly withdrawn, we will purchase Shares from all other shareholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase value of $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

  •
  Third, only if necessary to permit us to purchase Shares having an aggregate value of $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender.

        Odd Lots.    The term "Odd Lots" means all Shares tendered by any person (an "Odd Lot Holder") who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Purpose of the Offer; Certain Effects of the Offer.

        Purpose of the Offer.    We believe that the repurchase of Shares pursuant to this Offer and the Share Repurchases is consistent with our long-term goal of maximizing shareholder value and our prior disclosures concerning potential uses for our excess capital.

        In addition, we believe that the modified "Dutch Auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales.

        The Offer also provides certain shareholders with an efficient way to sell their Shares without incurring brokers' fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose

Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

        Management of the Company and the Company's Board of Directors determined that it was advisable and in the best interests of the Company to enter into the Repurchase Agreements with the Lead Investors, rather than have the Lead Investors participate solely in the Offer, for the following reason. The Board of Directors determined to repurchase Shares from its shareholders generally in an amount of up to $125 million. However, in connection with their investment in the Company, each of the Lead Investors entered into a commitment with the Federal Reserve Board and the Hawaii Division of Financial Institutions pursuant to which the Lead Investor agreed, among other things, not to own or hold more than 24.9% of the outstanding Shares. The purpose for these passivity commitments was to avoid the Lead Investors' being deemed to control the Company for bank regulatory purposes and thereby being required to register as bank holding companies, with all the attendant complications to their and our operations. Had the Company not entered into Repurchase Agreements with the Lead Investors, participation in the Offer could have resulted, under certain circumstances, in a Lead Investor exceeding that ownership limit. Representatives of each of the Lead Investors informed the Company that such Lead Investor needed certainty that it would not exceed those limits. In addition, in the original investment agreement with each Lead Investor, the Company agreed not to take any action that would cause a Lead Investor to exceed this limit.

        Accordingly, after consultation with the Company's legal and financial advisors, the Company's management and the Company's Board of Directors determined that a reasonable approach to effect the share repurchase in an orderly manner and to avoid either of the Lead Investors from violating their passivity commitments and the Company from violating its contractual obligation was to enter into the Repurchase Agreements given that these agreements would allow each of the Lead Investors to sell at least 1,338,095 Shares to the Company, assuming the Offer is fully subscribed, thereby assuring the Lead Investors would remain at least below those ownership limits.

        In determining to proceed with the Offer and the Share Repurchases, our management and Board of Directors evaluated the Company's operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer and the Share Repurchases are a prudent use of our financial resources.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF US OR ANY OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

        Certain Effects of the Offer.    As of February 14, 2014, there were 42,108,496 Shares issued and outstanding. If the Offer is fully subscribed, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of $125 million of Shares in the aggregate. If the Offer is fully subscribed at a Purchase Price of $21.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 5,952,380 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of February 14, 2014. If the Offer is fully subscribed at a Purchase Price of $18.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 6,756,755 Shares in the aggregate, which would represent approximately 16.0% of our issued and outstanding Shares as of February 14, 2014.

        Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer and the Share Repurchases. In addition, shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer and the Share Repurchases. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares. We can give no assurance, however, that we will not issue additional shares or other equity interests in the future.

        In addition, following consummation of the Offer and the Share Repurchases, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. Shareholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

        The accounting for our purchase of Shares in the Offer and the Share Repurchases will result in a reduction of our shareholders' equity in an amount equal to the aggregate purchase price of the Shares we purchase.

        Following completion of the Offer and the Share Repurchases, we will continue to have a strong capital position, and our subsidiary bank will continue to qualify as a "well capitalized" financial institution under the prompt corrective action regulations of the Federal Deposit Insurance Corporation (the "FDIC").

        We believe the Offer and the Share Repurchases, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

        Shares we acquire pursuant to the Offer and the Share Repurchases will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

        Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 14e-5 of the Exchange Act.

        Other Plans.    Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, neither the Company nor its executive officers, directors or affiliates (including executive officers and directors of the Company's affiliates) have any plans, proposals or negotiations underway that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

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  any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

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  any material change in our present dividend rate or policy or our capitalization or our indebtedness;

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  any class of our equity securities ceasing to be authorized to be listed on the NYSE;

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  any material change in our corporate structure or business;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

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  the suspension of our obligation to file reports under Section 13 of the Exchange Act;

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  the acquisition or disposition by any person of our securities, other than the grant of restricted stock, restricted stock units or stock options to employees in the ordinary course of business; or

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  any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

        After completing the Offer and the Share Repurchases, we may consider from time to time various means of returning additional excess capital to shareholders, including cash dividends, open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. There can be no assurance that we will pursue any such actions.

        At our 2014 Annual Meeting of Shareholders, we will ask our shareholders to (a) ratify a two-year extension (until February 18, 2016) of the Tax Benefits Preservation Plan and (b) approve a two-year extension (until May 2, 2016) of a protective amendment to our Restated Articles of Incorporation to restrict certain transfers of stock in order to continue to preserve the tax treatment of the Company's net operating losses and certain unrealized tax losses.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For Shares to be tendered properly pursuant to the Offer and subject to the DTC book entry procedures described below:

          (1)   the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, March 21, 2014 by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

          (2)   the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

        Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.

        The proper tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

        Odd Lot Holders who tender all of their Shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

        In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares under the Offer must complete the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" by either (1) checking the box in the section entitled "Shares Tendered At Price Determined Under The Offer" or (2) checking one of the boxes in the section entitled "Shares Tendered At Price Determined By Stockholder," indicating the price at which Shares are being tendered.

        Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal.

        If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at a Price Determined Pursuant to the Offer." If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $18.50 per Share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $18.50 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on February 20, 2014, the last full trading day before we commenced the Offer, when the closing market price on the NYSE was $18.58.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

          (1)   the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned "Special Payment Instructions" and "Special Delivery Instructions" on the Letter of Transmittal; or

          (2)   Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution").

        Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal.

        If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

        The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when the Letter of Transmittal, or a manually signed facsimile thereof, is actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

        Book-Entry Delivery.    For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary's account in accordance with DTC's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Central Pacific may enforce such agreement against such DTC participant.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

          (1)   the tender is made by or through an Eligible Institution;

          (2)   a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an eligible institution) by mail, overnight courier or facsimile transmission on or before the Expiration Date; and

          (3)   the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been validly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary's account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been validly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents.

        Shareholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

        Stock Option Plans; Stock Awards.    We are not offering, as part of the Offer, to purchase any outstanding options and tenders of options will not be accepted. Holders of vested but unexercised options may exercise such options in accordance with the terms of the applicable stock option plan and tender the Shares received upon such exercise in accordance with the instructions and procedures described in this Section 3 with respect to Shares generally. See "Proper Tender of Shares" above. Holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise thereof and tendered in the Offer are not purchased by us for any reason. Holders of options to purchase Shares that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

        401(k) Savings Plan.    Participants in the 401(k) Retirement Savings Plan must follow the separate instructions that will be sent to plan participants. These instructions will require a plan participant who wishes to tender Shares held under the plan to complete and execute an instruction form provided with the separate instructions. For administrative reasons, the deadline for receipt of instruction forms for holders of Shares in the 401(k) Plan is 5:00 p.m., New York City time, on March 17, 2014, which is earlier than the Expiration Date of the Offer.

        If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor. Holders of unvested stock units or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested or will be prior to the Expiration Date.

  Procedure for Unexchanged Shares.

        Some of our shareholders never exchanged their stock certificates (and related Shares held in DRS book-entry form) following our 1-for-20 reverse stock split on February 2, 2011. Such shareholders may participate in the Offer. The Letter of Transmittal sent to such shareholders includes a description of how many unexchanged shares of Central Pacific Financial Corp. (CUSIP 154760102) such shareholders hold. In order to participate in this Offer such shareholders must submit their physical certificate(s), or indicate shares which are held in DRS book-entry form along with the Letter of Transmittal to the Depositary at the address listed in the Letter of Transmittal. Such shareholders are encouraged to submit the pre-stock split certificates as soon as possible if they wish to participate in the Offer. In addition, such shareholders should be aware that all share numbers and per-share offer prices in this Offer to Purchase and the Letter of Transmittal are based on the post-split number of Shares.

        On September 15, 2004, the Company completed its merger with CBBI whereby the Company acquired all of CBBI's outstanding shares for cash and stock. Some CBBI shareholders never exchanged their certificates (and related shares held in book-entry, if any) for shares in CBBI for Shares. Such shareholders may participate in the Offer. The Letter of Transmittal sent to such shareholders includes a description of how many unexchanged shares of CBBI (CUSIP 124785106) such shareholders hold. In order to participate in this Offer, such shareholders must submit their physical certificate(s), or indicate shares are held in DRS book-entry form, along with the Letter of Transmittal to the Depositary at the address listed in the Letter of Transmittal. Such shareholders are encouraged to submit CBBI certificates as soon as possible if they wish to participate in the Offer.

        Return of Unpurchased Shares.    If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

        United States Federal Income Tax Withholding and Backup Withholding.    Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 13) or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other payee provides his or her correct taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8ECI), signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary or from the IRS's website. See "IRS Form W-9" in the Letter of Transmittal.

        ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

        Even if a Non-U.S. Holder (as defined in Section 13) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless a properly completed and executed IRS Form W-8BEN or IRS Form W-8ECI is provided to the Depository and other requirements are met. Such forms can be obtained from the Depositary or from the IRS's website. See "IRS Form W-9" in the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders should review Section 13 and consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

        Tendering Shareholder's Representation and Warranty; Acceptance by Central Pacific Constitutes an Agreement.    A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (i) the shareholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

        Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

4.     Withdrawal Rights.

        Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on April 17, 2014. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

        If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

        For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

        If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

        Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) Shares with an aggregate value of up to $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law)

which are properly tendered and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent's Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

        In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately four business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

        Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (and an IRS Form W-8BEN or other applicable form, if the tendering shareholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders should review Section 13 and consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.     Conditional Tender of Shares.

        Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder's Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

        Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Date, if Shares having an aggregate value of $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

        After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate value of the Shares to be purchased to fall below $68,800,000 (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such value of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.     Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

  •
  there has been threatened in writing, instituted, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

  •
  challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer or the Share Repurchases, the acquisition by us of some or all of the Shares pursuant to the Offer or the Share Repurchases, or any other matter relating to the Offer or the Share Repurchases, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer or the Share Repurchases;

    •
    seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer or the Share Repurchases illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

    •
    materially impairs the contemplated benefits to us of the Offer or the Share Repurchases;

    •
    seeks to impose limitations on our affiliates' ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our shareholders; or

    •
    could reasonably be expected to materially and adversely affect our and our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

  •
  any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  the commencement or escalation, on or after February 20, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after February 20, 2014, of any war or armed hostilities which had commenced prior to February 20, 2014;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  any decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor's 500 Composite Index measured from the close of trading on February 20, 2014, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer or the Share Repurchases;

  •
  a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer or the Share Repurchases; or

    •
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

  •
  a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

  •
  we learn that:

  •
  any entity, "group" (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before February 20, 2014);

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before February 20, 2014 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer or the Share Repurchases), beneficial ownership of an additional 2% or more of our outstanding Shares; or

  •
  any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

  •
  action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer, the Share Repurchases or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer, the purchase of Shares thereunder or the Share Repurchases;

  •
  could reasonably be expected to prohibit, restrict or delay consummation of the Offer or the Share Repurchases;

  •
  otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole; or

  •
  any change or changes have occurred in our or our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer or the Share Repurchases.

        The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been "cured" or ceasing to exist.

8.     Price Range of Shares; Dividends.

        Our Shares are listed on the NYSE under the symbol "CPF".

        Price Range of Shares.    The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares as reported on the New York Stock Exchange.

Year ended December 31, 2012

	High	Low
First Quarter	$14.43	$12.54
Second Quarter	$14.50	$12.01
Third Quarter	$15.00	$12.80
Fourth Quarter	$15.61	$13.70

Year ending December 31, 2013

	High	Low
First Quarter	$16.65	$15.20
Second Quarter	$18.88	$14.67
Third Quarter	$19.21	$16.75
Fourth Quarter	$20.30	$17.12

        On February 20, 2014, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $18.58 per Share. We urge shareholders to obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

        Dividends.    The holders of our Shares participate proportionately, on a per share basis, in all dividends and other distributions declared by our Board of Directors. On January 28, 2009, Our Board of Directors suspended the payment of cash dividends to preserve capital. As of June 30, 2013, in light of the Company's improved capital position and financial condition, our Board of Directors and management, in consultation with our regulators, elected to reinstate dividend payments, subject to ongoing Board reviews. On July 25, 2013 and October 30, 2013, the Board declared quarterly cash dividends of $0.08 per Share. These cash dividends were payable to shareholders of record as of August 30, 2013 and October 30, 2013, respectively, and paid on September 16, 2013 and December 16, 2013, respectively.

9.     Source and Amount of Funds.

        Assuming the Offer is fully subscribed at $21.00 per Share (which is the maximum price per Share pursuant to the Offer), we expect the aggregate purchase price for the Shares acquired pursuant to the Offer and the Share Repurchases, together with all related fees and expenses, to be approximately $126 million. We expect to fund the Share purchases in the Offer and the Share Repurchases, and to pay related fees and expenses, from our working capital. The Offer is not subject to a financing contingency.

10.   Certain Information Concerning the Company.

        General.    Central Pacific Financial Corp., a Hawaii corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), was organized on February 1, 1982. Our principal business is to serve as a holding company for our bank subsidiary, Central Pacific Bank, which was incorporated in its present form in the state of Hawaii on March 16, 1982 in connection with the holding company reorganization. Its predecessor entity was incorporated in the state of Hawaii on January 15, 1954.

        Through our bank and its subsidiaries, we offer full-service commercial banking with 36 bank branches and 113 ATMs located throughout the state of Hawaii. Our administrative and main offices are located in Honolulu and we have 28 branches on the island of Oahu. We operate four branches on the island of Maui, two branches on the island of Hawaii and two branches on the island of Kauai. Our bank's deposits are insured by the FDIC up to applicable limits. The bank is not a member of the Federal Reserve System.

        Central Pacific Bank is a full-service commercial bank offering a broad range of banking products and services, including accepting time and demand deposits and originating loans. Our loans include commercial loans, construction loans, commercial and residential mortgage loans and consumer loans.

        We derive our income primarily from interest and fees on loans, interest on investment securities and fees received in connection with deposit and other services. Our major operating expenses are the interest paid by our bank on deposits and borrowings, salaries and employee benefits and general operating expenses. Our bank relies substantially on a foundation of locally generated deposits.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the "Schedule TO") with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC's website at www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

  •
  the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2012 filed on February 28, 2013 and March 22, 2013, respectively;

  •
  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed on May 7, 2013;

  •
  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 filed on August 8, 2013;

  •
  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 filed on October 7, 2013;

  •
  the Company's Current Reports on Form 8-K filed on February 19, 2013, May 1, 2013, and January 31, 2014;

  •
  the Company's preliminary proxy statement for our 2014 annual meeting of shareholders, filed on February 21, 2014; and

  •
  the description of our Shares and associated Rights set forth in our Registration Statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this document from the SEC's website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and brokers call collect: (212) 269-5550
All others call toll free: (800) 659-6590
Email: cpf@dfking.com

11.   Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    As of February 14, 2014, we had 42,108,496 issued and outstanding Shares (and 1,016,982 Shares reserved for issuance upon exercise of all outstanding stock options and vesting of all outstanding restricted stock units). If the Offer is fully subscribed at a Purchase Price of $21.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 5,952,381 Shares, which would represent approximately 14.1% of our issued and outstanding Shares, or approximately 13.8% of our outstanding Shares on a fully diluted basis. If the Offer is fully subscribed at a Purchase Price of $18.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchases will result in the repurchase by Central Pacific of 6,756,755 Shares in the aggregate, which would represent approximately 16.0% of our issued and outstanding Shares, or approximately 15.7% of our outstanding Shares on a fully diluted basis.

        Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. One of our directors, Colbert Matsumoto, has advised us that, although no final decision has been made, Island Insurance Foundation, an entity affiliated with him currently intends to tender Shares in the Offer.

        Our other directors and our executive officers have advised us that they do not intend to tender Shares in the Offer. Each Lead Investor may tender Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. The equity ownership of our directors, executive officers and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer and the Share Repurchases.

        On February 20, 2014, the Company entered into Repurchase Agreements with each of the Lead Investors, each of whom is the owner of 9,463,095 Shares (representing 22.5% of the outstanding Shares or 44.9% in the aggregate), pursuant to which the Company agreed to purchase up to $28,100,000 of Shares from each of the Lead Investors (or an aggregate of $56,200,000 of Shares) at the Purchase Price. The Share Repurchases are scheduled to close on the eleventh business day following the expiration of the Offer. To the extent that the Offer is not fully subscribed, the $28,100,000 of Shares to be repurchased under the Repurchase Agreements will be proportionately reduced. In addition, each Lead Investor may tender additional Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so. The Share Repurchases contemplated by the Repurchase Agreements are conditioned upon, among other matters, the Company purchasing Shares in the Offer in accordance with this Offer to Purchase.

        The following table provides information with respect to the beneficial ownership of our Shares by (i) all persons known by us to own beneficially more than 5% of our Shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. Except as described in the footnotes below, we based the share amounts on each person's beneficial ownership of our Shares as of February 18, 2014. Unless otherwise noted, the address of each person is c/o Central Pacific Financial Corp., 220 South King Street, Honolulu, Hawaii 96813.

Name of Beneficial Owner	Amount of Beneficial Ownership of Shares(1)	Percent of Class(2)
ACMO-CPF, L.L.C.(3) c/o Anchorage Advisors, L.L.C. 610 Broadway, 6th Floor New York, New York 10012	9,463,095	22.5%
Carlyle Financial Services Harbor, L.P.(4) c/o The Carlyle Group 520 Madison Avenue New York, New York 10022	9,463,095	22.5%
Alvaro J. Aguirre	—	—
James F. Burr	—	—
Christine H. H. Camp(5)	110,929	*
John C. Dean(6)	205,823	*
Earl E. Fry(7)	52,432	*
Paul J. Kosasa(8)	114,108	*
Duane K. Kurisu(9)	13,812	*
Colbert M. Matsumoto(10)	529,583	1.3%
Crystal K. Rose(11)	36,220	*
David W. Hudson(12)	29,049	*
Denis K. Isono(13)	50,264	*
Lance A. Mizumoto(14)	31,746	*
A. Catherine Ngo(15)	63,738	*
Raymond W. Wilson(16)	23,912	*
All directors and executive officers as a group (14 persons)	1,261,616	3.0%

*
Less than 1% of issued and outstanding Shares.

(1)
Except as otherwise noted below, each person has sole voting and investment powers with respect to the Shares listed. Except as otherwise noted below, the numbers shown include the Shares actually owned as of February 18, 2014 and, in accordance with Rule 13d-3 under the Exchange Act, any Shares that the person has the right or will have the right to acquire within sixty (60) days of February 18, 2014. For restricted stock awards which have not vested, individuals have voting power with respect to such shares but no investment power.

(2)
In computing the percentage of Shares beneficially owned by each person or group of persons named above, any Shares which the person (or group) has a right to acquire within sixty (60) days after February 18, 2014 are deemed outstanding for the purpose of computing the percentage Shares beneficially owned by that person (or group) but are not deemed outstanding for the purpose of computing the percentage of Shares beneficially owned by any other person.

(3)
Based on a Schedule 13D filed on February 18, 2011 on behalf of Anchorage Advisors Management, L.L.C. (the sole member of ACMO-CPF, L.L.C., the record holder of the Shares), Anchorage Capital Group, L.L.C., and Messrs. Anthony L. Davis and Kevin M. Ulrich, each of which has shared voting and dispositive power with respect to 9,463,095 Shares.

(4)
Based on a Schedule 13D/A filed on July 2, 2013 on behalf of Carlyle Group Management L.L.C., The Carlyle Group L.P., Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.P., TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., Carlyle

Financial Services, Ltd., TCG Financial Services, L.P., Carlyle Financial Services Harbor, L.P., DBD Cayman Holdings, Ltd., DBD Cayman, Ltd. and TCG Holdings Cayman II, L.P., each of which (other than DBD Cayman Holdings, Ltd., DBD Cayman, Ltd. and TCG Holdings Cayman II, L.P.) has shared voting and dispositive power with respect to 9,463,095 Shares.

(5)
6,112 Shares are directly held by Ms. Camp with full voting and investment power. 1,037 Shares are held in her Simplified Employee Pension Plan Individual Retirement Account. 368 Shares are held for her account and benefit under the Central Pacific Financial Corp. Directors' Deferred Compensation Plan. 216 Shares are those she has a right to acquire by exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan. 103,196 Shares are held by Ms. Camp as trustee of the Christine Camp Revocable Trust dtd 2/11/2011.

(6)
100,000 Shares are held in Mr. Dean's Roth Converted IRA account. 4,627 Shares are held of record by Startup Capital Ventures, LP (venture capital firm founded in 2005) of which Mr. Dean is a Managing General Partner and shares voting power with other partners. 3,188 Shares are held of record by SCV Management Co, LLC, of which Mr. Dean is a Managing Member. 48,004 Shares are held by Mr. Dean and his wife as co-trustees of The Dean Revocable Trust of which they share voting and investment power. 25,406 Shares are those he has a right to acquire by exercise of stock options vested pursuant to the Company's Stock Compensation Plan. 16,139 Shares are restricted and held directly by Mr. Dean with voting, but no investment powers. These restricted shares will vest on February 28, 2014, and Mr. Dean intends to take a portion of such shares net of taxes, and to hold title to such shares in the Dean Revocable Trust of which Mr. Dean and his wife are co-trustees and share voting and investment powers. 8,459 Shares will vest on February 28, 2014, and Mr. Dean intends to take a portion of such Shares net of taxes, and to hold title to such Shares in the Dean Revocable Trust of which Mr. Dean and his wife are co-trustees and share voting and investment powers.

(7)
251 Shares are directly held by Mr. Fry with full voting and investment power. 50,250 Shares are held in the Fry Family Trust dtd 10/5/07 of which Mr. Fry and his wife are co-trustees and they share voting and investment power. 1,715 Shares are held for his account and benefit under the Central Pacific Financial Corp. Directors' Deferred Compensation Plan. 216 Shares are those he has a right to acquire by exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan.

(8)
112,969 Shares are directly held by Mr. Kosasa with full voting and investment power. 923 Shares are held jointly with his wife and they share voting and investment power. 216 Shares are those he has a right to acquire by exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan.

(9)
13,812 Shares are directly held by Mr. Kurisu with full voting and investment powers.

(10)
1,032 Shares are directly held by Mr. Matsumoto with full voting and investment power. 26,280 Shares are held for his account and benefit under the Central Pacific Financial Corp. Directors' Deferred Compensation Plan. Mr. Matsumoto shares voting and investment control with respect to 51,193 Shares held by Island Insurance Foundation of which he serves as President and Director. 692 Shares are held jointly with his wife for which they share voting and investment power. 386 Shares which he has the right to acquire by the exercise of stock options vested pursuant to the CB Bancshares, Inc. Directors Stock Option Plan, the Company's 1997 Stock Option Plan, and the Company's 2004 Stock Compensation Plan 450,000 Shares are held of record by Tradewind Capital Group, Inc. of which Mr. Matsumoto is President and a Director. Mr. Matsumoto shares voting and investment control over the shares held by Tradewind Capital Group, but disclaims beneficial ownership of such shares.

(11)
27,175 Shares are directly held by Ms. Rose with full voting and investment power. 230 Shares are held by her as trustee of her pension plan. 8,535 Shares are held for her account and benefit under the Central Pacific Financial Corp. Directors' Deferred Compensation Plan. 64 Shares are held jointly with her husband and they share voting and investment power. 216 Shares are those she has a right to acquire by exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan.

(12)
20,107 Shares are held in the David W. Hudson and Dana E. Kokubun Family Trust dtd 2/3/99 of which Mr. Hudson and his wife are co-trustees and share voting and investment power. 6,071 Shares are those he has a right to acquire by exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan. 2,871 Shares will vest on February 28, 2014, and Mr. Hudson intends to take such Shares net of taxes, and to hold title to such Shares in the David W. Hudson and Dana E. Kokubun Family Trust dtd 2/3/99 of which Mr. Hudson and his wife are co-trustees and share voting and investment powers.

(13)
29,688 Shares are held jointly by Mr. Isono with his wife for which he and his wife share voting and investment powers. 48 Shares are held by his sons and wife jointly. 272 Shares are held under his account under the Central Pacific Bank 401(k) Retirement Savings Plan. 8,298 Shares are those that he has the right to acquire by the exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan. 1,490 Shares are those that he has the right to acquire by the exercise of stock appreciation rights pursuant to the 2004 Stock Compensation Plan. 5,886 Shares are held of record by Central Pacific Bank Foundation, of which Mr. Isono is Chairman and President. 4,582 Shares will vest on February 28, 2014, and Mr. Isono intends to take such Shares net of taxes, and to hold title to such Shares jointly by Mr. Isono with his wife for which he and his wife share voting and investment powers.

(14)
16,444 Shares are directly held by Mr. Mizumoto with full voting and investment power. 10,647 Shares are those he has a right to acquire by exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan. 73 Shares are those he has a right to acquire by the exercise of stock appreciation rights. 4,582 Shares will vest on February 28, 2014, and Mr. Mizumoto intends to take such Shares net of taxes, and to hold title to such Shares directly, with full voting and investment powers.

(15)
37,327 Shares are held by the Hines & Ngo 2000 Family Trust dtd 4/18/2000 of which Ms. Ngo and her husband are co-trustees and in which they share voting and investment powers. 5,886 Shares are held of record by Central Pacific Bank Foundation, of which Ms. Ngo is a director and Vice President. 4,627 Shares are held of record by Startup Capital Ventures, LP (venture capital firm founded in 2005) of which Ms. Ngo is a Venture Partner. 3,188 Shares are held of record by SCV Management Co, LLC, of which Ms. Ngo is a Managing Member. 8,298 Shares are those she has a right to acquire by exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan. 4,412 Shares will vest on February 28, 2014, and Ms. Ngo intends to hold title to such Shares in the Hines & Ngo 2000 Family Trust dtd 4/18/2000 of which Ms. Ngo and her husband are co-trustees and in which they share voting and investment powers.

(16)
3,000 Shares are directly held by Mr. Wilson with full voting and investment power. 8,154 Shares are held jointly by Mr. Wilson and his wife for which he and his wife share voting and investment powers. 8,346 Shares are those he has a right to acquire by exercise of stock options vested pursuant to the Company's 2004 Stock Compensation Plan. 4,412 Shares will vest on February 28, 2014, and Mr. Wilson intends to take such Shares net of taxes, and to hold title to such Shares jointly by Mr. Wilson for which he and his wife share voting and investment powers.

        Recent Securities Transactions.    Based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company, nor, to the best of the Company's knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in the Shares during the 60 day period before the date hereof.

  Transactions and Arrangements Concerning the Shares.

        Tax Benefits Preservation Plan.    On November 23, 2010, our Board of Directors declared a dividend Rights in respect of our Shares which were issued pursuant to the Tax Benefits Preservation Plan. Each Right represents the right to purchase, upon the terms and subject to the conditions in the Plan, 1/10,000th of a share of our Series C Preferred Stock for $6.00, subject to adjustment. The Tax Benefits Preservation Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging any person from becoming a beneficial owner of 4.99% or more of our Shares. There is no guarantee, however, that the Tax Benefits Preservation Plan will prevent the Company from experiencing an ownership change. The Tax Benefits Preservation Plan provides that no person will become an "Acquiring Person" under the Tax Benefits Preservation Plan solely as the result of a redemption of Shares by us, which, by reducing the number of Shares outstanding, increases the proportionate number of Shares beneficially owned by such person to 4.99% or more of Shares then outstanding. However, if a person becomes the beneficial owner of 4.99% or more of Shares then outstanding by reason of Share purchases by us and, after such Share purchases by us, becomes the beneficial owner of any additional Shares, then such person will be deemed to be an "Acquiring Person" under the Tax Benefits Preservation Plan, unless upon becoming the beneficial owner of such additional Shares such person does not beneficially own 4.99% or more of Shares then outstanding. On January 31, 2014, the Company adopted an amendment to the Tax Benefits Preservation Plan to extend the expiration date under the Tax Benefits Preservation Plan for an additional two-year period, from February 18, 2014 to February 18, 2016. At our 2014 annual meeting of shareholders, we will ask our shareholders to ratify the two-year extension (until February 18, 2016) of the Tax Benefits Preservation Plan.

        Investment Agreements.    On February 18, 2011, we completed a private placement of our Shares with investments from the Lead Investors pursuant to investment agreements with each of the Lead Investors (the "Investment Agreements"). Pursuant to the terms of the Investment Agreements, and so long as such Lead Investor owns at least 10% of our outstanding Shares, we agreed to nominate a designee of such Lead Investor to serve on our Board of Directors and the Board of Directors of the bank. Currently, Mr. Alvaro J. Aguirre is serving as the director designee of Anchorage and Mr. James F. Burr is serving as the director designee of Carlyle. In addition, so long as such Lead Investor owns at least 5% of our outstanding Shares, each Lead Investor is entitled to have an observer attend our Board of Directors' meetings and the Board of Directors' meetings of the bank. The Investment Agreements also provide that so long as such Lead Investor owns at least 10% of our outstanding Shares, such Lead Investor is entitled to preemptive rights in connection with our issuance of new equity securities, or securities that are convertible into equity securities, subject to certain exceptions in connection with, among other things, employee benefits plans and certain strategic transactions. The Lead Investors are also entitled to certain registration rights, including demand and "piggy-back" registration rights and are the beneficiaries of indemnification by the Company. See page 35 for a description of the Share Repurchase Agreements with the Lead Investors.

        Stock Option Plans.    We have adopted stock option plans for the purpose of granting options to purchase Shares to directors, officers and other key individuals. Option awards are generally granted with an exercise price equal to the market price of Shares at the date of grant; those option awards generally vest based on three or five years of continuous service and have 10-year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the stock option plans below). We have historically issued new Shares upon exercises of stock options and purchases of restricted stock units.

        Restricted Stock Awards and Units.    Under the 1997 Stock Option Plan, 2004 Stock Compensation Plan and 2013 Stock Compensation Plan, we awarded restricted stock awards and units to our non-officer directors and certain senior management personnel. The awards typically vest over a three or five year period. Compensation expense is measured as the market price of the stock awards on the grant date, and is recognized over the specified vesting periods.

        On February 28, 2013, our executive officers received an annual long-term equity grant of restricted stock units, under the 2004 Stock Compensation Plan with time and performance vesting.

        On April 26, 2013, our shareholders approved the Company's 2013 Stock Compensation Plan, which provides for the grant of up to 2,200,000 Shares as incentives to employees, including executive officers, and directors.

        Non-employee Directors of the Company and Central Pacific Bank continue to be eligible to participate in the Company's 2004 Stock Compensation Plan under which grants have been made and have not yet vested.

        On May 31, 2012, the Board reinstated stock ownership guidelines applicable to all Board members and executive officers of the Company and Central Pacific Bank. The purpose of the guidelines is to define ownership expectations for these individuals to more closely align with our shareholders. In 2013, the Board approved minor changes to the guidelines for clear administration of the program.

        Other Share Repurchases.    In June 2013, the U.S. Treasury held a private auction to sell its warrant positions in several financial institutions which included the Company's warrant to purchase up to 79,288 shares of our Shares at a purchase price of $10 per share. On June 6, 2013, we were notified that we were the winning bidder of the warrant at our bid of $752 thousand, and we subsequently purchased the warrant.

        General.    Except as otherwise described or incorporated by reference herein, neither Central Pacific nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12.   Certain Legal Matters; Regulatory Approvals.

        Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

        Bank Regulatory Matters.    As a registered bank holding company, we are subject to the supervision and regulation of the Federal Reserve Board. Because we are (and upon completion of the Offer to Purchase we expect that we will remain) "well-capitalized" and "well-managed," as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we are not required to file a notification with the Federal Reserve Board, or obtain its approval, in order to complete the proposed Offer. All required bank regulatory approvals in connection with the Offer and the Share Repurchases have been obtained.

        The Bank Holding Company Act of 1956 and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a bank holding company of 5% and 10%, respectively, over which the owner of such voting shares may be determined to control such bank holding company. If, as a result of the Offer and the Share Repurchases, the ownership interest of any shareholder is increased over these thresholds, such shareholder may be required to reduce its ownership interest. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the Offer and the Share Repurchases.

13.   United States Federal Income Tax Consequences.

        The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, partnerships or other pass through entities and investors therein or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or the vesting of restricted stock units). This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

        As used herein, a "U.S. Holder" means a beneficial owner of Shares that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, or (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States. and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        As used herein, a "Non-U.S. Holder" means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

        If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.

        Non-Participation in the Offer.    Shareholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer and the Share Repurchases.

        U.S. Holders.    An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

        Section 302 Tests.    Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (a) results in a "complete termination" of all such U.S. Holder's equity interest in us, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder (together, as described below, the "Section 302 Tests"). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a "complete termination" of a U.S. Holder's equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash fails to satisfy either the "complete termination" or "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of Shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend." U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        Sale or Exchange Treatment.    If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder's adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to U.S. federal income tax at a reduced rate. The deductibility of capital loss is subject to limitations.

        Distribution Treatment.    If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at a reduced rate on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the Shares exchanged. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the

"extraordinary dividend" provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

        To the extent that amounts received pursuant to the Offer exceed a U.S. Holder's allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder's Shares, and any amounts in excess of the U.S. Holder's adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

        We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. In addition, depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. Holder's percentage interest in us (including any interest attributable to Shares constructively owned by the U.S. Holder as a result of the ownership of options) could increase even though the total number of Shares held by such U.S. Holder decreases. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

        Non-U.S. Holders.    If a Non-U.S. Holder recognizes gain from the disposition of the Shares for cash under any of the Section 302 Tests (as described above in "—U.S. Holders—Sale or Exchange Treatment"), any such gain will not be subject to United States federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, or (iii) the Non-U.S. Holder owns (or is deemed to own under attribution rules set forth in the Code), or has owned (or has been deemed to own under attribution rules set forth in the Code) at any time during the shorter of the five-year period ending on the date the Shares are accepted for tender or the Non-U.S. Holder's holding period, more than 5% of our Shares, and we were or are a "United States real property holding corporation" at any time during such period.

        Any gain realized by a Non-U.S. Holder described in (i) of the preceding sentence above generally will be treated as effectively connected with such Non-U.S. Holder's conduct of a trade or business in the U.S. and subject to U.S. federal income tax generally in the same manner as it were a U.S. Holder unless an applicable income tax treaty provides otherwise. In addition, if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax at a rate of 30% (or lower applicable treaty rate) on its effectively connected earnings and profits (subject to certain adjustments). Any gain realized by a Non-U.S. Holder described in (ii) of the preceding sentence above (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate). We do not believe that we have been or currently are a "United States real property holding corporation."

        If a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder's Shares.

        Because, as described above, we cannot predict whether any particular shareholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. If so treated by the Depositary as a dividend distribution, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable. Generally, to establish an applicable exemption from, or reduced rate of, U.S. federal withholding tax, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) or IRS Form W-8BEN (with respect to income tax treaty benefits). The Depositary will determine a holder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

        A Non-U.S. Holder that qualifies for an exemption from United States federal income tax withholding on dividend distributions by delivering IRS Form W-8ECI generally will be subject to United States federal income tax on such dividend distributions in the same manner as described above with respect to effectively connected gain.

        United States Federal Income Tax Backup Withholding.    See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

14.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

        The purchase by Central Pacific of Shares under the Offer will reduce our "public float" (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Central Pacific shareholders. As of February 14, 2014, we had 42,108,496 issued and outstanding Shares. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

        We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer and the Share Repurchases to ensure a continued trading market for such Shares on the NYSE.

        The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

15.   Extension of the Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

        We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the aggregate value of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

          (1)   we increase or decrease the price to be paid for Shares, or increase or decrease the aggregate value of Shares sought in the Offer and, in the event of an increase in the aggregate value of Shares sought in the Offer, the increase exceeds 2% of the Shares outstanding, and

          (2)   the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16.   Fees and Expenses.

        We have retained Sandler O'Neill & Partners, L.P. to act as the Dealer Manager in connection with the Offer and they will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify them against liabilities in connection with the Offer, including liabilities under the federal securities laws.

        We have retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. As Information Agent, D.F. King & Co., Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. D.F. King & Co., Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        We have retained Wells Fargo Shareowner Services to act as Depositary in connection with the Offer. Wells Fargo Shareowner Services, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Central Pacific, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders of Shares from or on behalf of, the shareholders residing in that jurisdiction, provided that we will comply with the requirements of Exchange Act Rule 13e-4(f)(8). In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Central Pacific.

        We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Manager.

Central Pacific Financial Corp.

February 21, 2014

        The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each shareholder of Central Pacific Financial Corp. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	By Hand or Overnight Courier Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at its telephone number and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and brokers call collect: (212) 269-5550
All others call toll free: (800) 659-6590
Email: cpf@dfking.com

The Dealer Manager for the Offer is:

1251 Avenue of the Americas, 6th Floor
New York, NY 10020
Telephone: (800) 635-6851

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER